EXHIBIT (b)(2)

AMENDMENT TO

BY-LAWS

OF

BOND PORTFOLIO

July 18, 2016

Pursuant to ARTICLE IV, Section 4.2 of the BY-LAWS of Bond Portfolio (the “Trust”), upon the written consent of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Multisector Income Portfolio.

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